[SUBURBAN PROPANE LOGO]                                             NEWS RELEASE
[GRAPHIC OMITTED]                                      Contact: Robert M. Plante
                                        Vice President & Chief Financial Officer
                                           P.O. Box 206, Whippany, NJ 07981-0206
                                                             Phone: 973-503-9252

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

                    SUBURBAN PROPANE PARTNERS, L.P. ANNOUNCES
               SIGNIFICANT IMPROVEMENT IN SECOND QUARTER EARNINGS
        AND DECLARES INCREASE IN QUARTERLY DISTRIBUTION FOR THIRD QUARTER

WHIPPANY, NEW JERSEY, MAY 4, 2006 -- Suburban Propane Partners, L.P. (the
"Partnership") (NYSE: SPH), a nationwide marketer of propane gas, fuel oil and related products and services, today announced significantly improved earnings for the three months ended March 25, 2006 and declared the tenth increase in the
Partnership's quarterly distribution, from $0.6125 to $0.6375 per Common Unit.
This increase equates to $0.10 per Common Unit annualized to $2.55 per Common
Unit. The quarterly distribution at this increased level will be payable in respect of the third quarter of fiscal 2006 on August 8, 2006 to Common
Unitholders of record on August 1, 2006. On April 20, 2006, the Partnership previously announced the declaration of its quarterly distribution of $0.6125 per Common Unit in respect of the three months ended March 25, 2006 which is payable on May 9, 2006 to Common Unitholders of record on May 2, 2006.

Net income for the three months ended March 25, 2006 amounted to $84.0 million, or $2.44 per Common Unit, an increase of $18.5 million, or 28.2%, compared to the prior year quarter of $65.5 million, or $1.91 per Common Unit. Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased $18.7 million, or 21.9%, to $103.9 million for the three months ended March 25, 2006 compared to $85.2 million in the prior year quarter. EBITDA for the fiscal 2006 second quarter included a $1.5 million restructuring charge attributable primarily to the realignment of our field operations.

These increased earnings were achieved despite the negative effect on volumes from the combination of significantly warmer than normal temperatures and continued high energy costs resulting in continued customer conservation.
Average temperatures in our service territories were 12% warmer than normal for the three months ended March 25, 2006, compared to 4% warmer than normal temperatures in the prior year quarter. During the prime heating months of
January and February 2006, average temperatures were 20% warmer than normal. In the commodities markets, the high propane and fuel oil prices experienced throughout fiscal 2005 continued in an upward trend as average posted prices of propane and fuel oil during the second quarter of fiscal 2006 increased 20% and
25%, respectively, compared to the average posted prices in the prior year quarter.

Retail propane gallons sold in the second quarter of fiscal 2006 decreased 30.3 million gallons, or 15.2%, to 168.8 million gallons compared to 199.1 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels decreased 38.2 million gallons, or 41.1%, to 54.7 million gallons during the second quarter of fiscal 2006 compared to 92.9 million gallons in the prior year quarter. The decrease in sales volumes is attributable to the impact of warmer weather, customer conservation and, to a significant extent, our continued
efforts to strategically exit certain lower margin commercial, industrial and agricultural businesses in both our propane and refined fuels segments.

Revenues from the distribution of propane and related activities increased $25.8 million, or 7.2%, to $386.6 million compared to $360.8 million in the prior year quarter, primarily due to higher average selling prices in line with the aforementioned increase in product costs, partially offset by the impact of lower volumes. Revenues from the distribution of fuel oil and other refined fuels decreased $24.4 million, or 15.4%, to $133.6 million in the fiscal 2006 second quarter from $158.0 million in the prior year quarter, primarily as a result of lower volumes, partially offset by higher average selling prices.

The most significant contributor to our increased earnings in the second quarter of fiscal 2006 compared to the prior year was the impact of the previously announced decision to eliminate the fuel oil cap program following the prior year heating season. During the second quarter of the prior year, we were unable to pass on fully the rise in fuel oil prices due to restrictions of a fuel oil cap program, which pre-established a maximum price per gallon. This, coupled with our decision not to hedge this pricing program for the February through
April 2005 deliveries when confronted with unprecedented costs to properly hedge the program during that period, significantly restricted our margin opportunities for the fiscal 2005 second quarter. The impact of the lost margin opportunity on the prior year quarter was approximately $11.0 million. By eliminating this pricing program for fiscal 2006, we no longer incur the costs of hedging deliveries associated with this program and we have been successful in implementing our market-based pricing strategies in our field operations, without significant customer losses.

Revenues in our natural gas and electricity marketing segment increased $6.8 million, or 17.3%, to $46.1 million in the second quarter of fiscal 2006 compared to $39.3 million in the prior year quarter, primarily from a rise in electricity volumes coupled with increases in average selling prices for natural gas and electricity in line with higher commodity prices. Revenues in our HVAC segment decreased $4.7 million, or 17.3%, to $22.4 million from $27.1 million in the prior year quarter as a result of lower service activity from the warmer average temperatures during the fiscal 2006 heating season.

Combined operating and general and administrative expenses of $117.2 million decreased $5.1 million, or 4.2%, compared to the prior year quarter of $122.3 million. Operating expenses in the fiscal 2006 second quarter include a $0.6 million unrealized (non-cash) loss attributable to the mark-to-market on derivative instruments ("FAS 133"), compared to a $2.8 million unrealized
(non-cash) loss in the prior year quarter attributable to FAS 133. With our field realignment, which began during the fourth quarter of fiscal 2005, we have significantly restructured our operating footprint and reduced our cost structure through the achievement of operating efficiencies and use of technology. The most significant cost savings was experienced in payroll and benefit related expenses with the elimination of nearly 150 positions since the beginning of the fourth quarter of the prior year, as well as in routing efficiencies which have allowed us to reduce our fleet by nearly 300 vehicles.
As a result, in addition to the impact of FAS 133, combined operating and general and administrative expenses decreased $2.9 million despite a $6.3 million increase in variable compensation costs in line with the higher earnings and a $3.5 million increase in bad debt expense due to higher energy costs.

Depreciation and amortization expense decreased $0.3 million, or 3.3%, to $8.9 million. The second quarter of fiscal 2006 depreciation and amortization expense included a $1.1 million asset impairment charge associated with our field realignment efforts, as well as the write-down of certain assets in our all other business segment. Net interest expense increased $0.4 million, or 3.8%, to
$10.9 million in the second quarter of fiscal 2006 as a result of higher average outstanding borrowings under our working capital facility for seasonal working capital needs, offset to an extent by lower average interest rates on long-term borrowings.

In announcing these results, Chief Executive Officer Mark A. Alexander said,
"The improvement in our second quarter results, despite weather that was much warmer than normal, reflects both the proactive steps we took in fiscal 2006 to ensure that the effect of the fuel oil cap program on our fiscal 2005 results did not recur and the improvements in our cost structure from our recent field realignment. Additionally, we've continued to improve our customer mix and have consciously eliminated certain lower margin business in the propane and refined fuels segments. While weather is an obvious factor in our performance, we continue to focus on those factors that are within our control in order to improve our customer mix and drive operational efficiencies."

Mr. Alexander continued, "Our field realignment process will continue throughout the remainder of fiscal 2006 and we expect to realize further operational efficiencies and cost savings. On the strength of these results and our expectations for the remainder of fiscal 2006, our Board of Supervisors has declared the tenth increase in our quarterly distribution, which will be payable for our third quarter. Our focus on maximizing operating efficiencies is an ongoing part of our business strategy, integral to our efforts of building a platform for continued growth."

Suburban Propane Partners, L.P. is a publicly traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey,
Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 370 locations in 30 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management's current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

o   The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

o   Fluctuations in the unit cost of propane, fuel oil and other refined fuels and natural gas, and the impact of price increases on customer conservation;

o   The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

o   The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

o   The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

o   The ability of the Partnership to retain customers;

o   The impact of energy efficiency and technology advances on the demand for propane and fuel oil;

o   The ability of management to continue to control expenses including the results of our recent field realignment initiative;

o   The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership's business;

o   The impact of legal proceedings on the Partnership's business;

o   The Partnership's ability to implement its expansion strategy into new business lines and sectors; and

o   The Partnership's ability to integrate acquired businesses successfully.

Some of these risks and uncertainties are discussed in more detail in the
Partnership's Annual Report on Form 10-K for its fiscal year ended September 24,
2005 and other periodic reports filed with the Securities and Exchange
Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's view only as of the date made. The
Partnership undertakes no obligation to update any forward-looking statement.

                                     (more)

                SUBURBAN PROPANE PARTNERS, L.P. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
      FOR THE THREE AND SIX MONTHS ENDED MARCH 25, 2006 AND MARCH 26, 2005
                     (IN THOUSANDS, EXCEPT PER UNIT AMOUNTS)
                                   (UNAUDITED)

                                                                          THREE MONTHS ENDED               SIX MONTHS ENDED
                                                                      ------------------------         ------------------------
                                                                       MARCH 25,     MARCH 26,         MARCH 25,      MARCH 26,
                                                                         2006          2005              2006           2005
                                                                      ----------     ---------         ---------      ---------

Revenues
  Propane                                                             $ 386,610      $ 360,830         $ 696,902      $ 619,613
  Fuel oil and refined fuels                                            133,567        157,963           238,872        266,223
  Natural gas and electricity                                            46,111         39,265            84,054         61,753
  HVAC                                                                   22,416         27,104            53,643         59,274
  All other                                                               2,239          2,207             4,935          4,552
                                                                      ---------      ---------         ---------      ---------
                                                                        590,943        587,369         1,078,406      1,011,415

Costs and expenses
  Cost of products sold                                                 368,299        380,515           691,184        653,955
  Operating                                                             100,084        110,229           193,303        205,570
  General and administrative                                             17,114         12,057            31,330         23,025
  Restructuring costs                                                     1,497            300             1,497            625
  Depreciation and amortization                                           8,898          9,198            17,109         18,317
                                                                      ---------      ---------         ---------      ---------
                                                                        495,892        512,299           934,423        901,492

Income before interest expense and provision
  for income taxes                                                       95,051         75,070           143,983        109,923
Interest expense, net                                                    10,939         10,480            21,506         20,343
                                                                      ---------      ---------         ---------      ---------

Income before provision for income taxes                                 84,112         64,590           122,477         89,580
Provision for income taxes                                                   83            109               233            198
                                                                      ---------      ---------         ---------      ---------
Income from continuing operations                                        84,029         64,481           122,244         89,382
Discontinued operations:
  Gain on sale of customer service centers                                    -            976                 -            976
                                                                      ---------      ---------         ---------      ---------

Net income                                                            $  84,029      $  65,457         $ 122,244      $  90,358
                                                                      =========      =========         =========      =========
General Partner's interest in net income                              $   2,715      $   2,034         $   3,902      $   2,808
                                                                      ---------      ---------         ---------      ---------
Limited Partners' interest in net income                              $  81,314      $  63,423         $ 118,342      $  87,550
                                                                      =========      =========         =========      =========

Income from continuing operations per Common Unit - basic (a)         $    2.44      $    1.89         $    3.59      $    2.66
Discontinued operations                                               $       -      $    0.02         $       -      $    0.03
                                                                      ---------      ---------         ---------      ---------
Net income per Common Unit - basic (a)                                $    2.44      $    1.91         $    3.59      $    2.69
                                                                      =========      =========         =========      =========
Weighted average number of Common Units outstanding - basic              30,313         30,277            30,306         30,273
                                                                      ---------      ---------         ---------      ---------

Income from continuing operations per Common Unit - diluted (a)       $    2.43      $    1.88         $    3.58      $    2.65
Discontinued operations                                               $       -      $    0.02         $       -      $    0.02
                                                                      ---------      ---------         ---------      ---------
Net income per Common Unit - diluted (a)                              $    2.43      $    1.90         $    3.58      $    2.67
                                                                      =========      =========         =========      =========
Weighted average number of Common Units outstanding - diluted            30,438         30,405            30,416         30,414
                                                                      ---------      ---------         ---------      ---------

Supplemental Information:
EBITDA (b)                                                            $ 103,949      $  85,244         $ 161,092      $ 129,216
Retail gallons sold:
      Propane                                                           168,847        199,124           302,658        340,904
      Refined fuels                                                      54,699         92,886            98,515        158,792
Capital expenditures:
      Maintenance                                                     $   2,310      $   2,044         $   4,071      $   3,524
      Growth                                                          $   2,366      $   5,487         $   6,795      $  12,707

                                      (more)

(a)   Computations of earnings per Common Unit reflect the application of
      Emerging Issues Task Force ("EITF") consensus 03-6 "Participating
      Securities and the Two-Class Method Under FAS 128" ("EITF 03-6") which requires, among other things, the use of the two-class method of computing earnings per unit when participating securities exist. The two-class method is an earnings allocation formula that computes earnings per unit for each class of common unit and participating security according to distributions declared and the participating rights in undistributed earnings, as if all of the earnings were distributed to the limited partners and the general partner. The earnings per Common Unit computations for all periods presented reflect the application of EITF
      03-6. Computation of earnings per common unit under EITF 03-6 resulted in a negative impact of $0.24 and $0.31 per Common Unit for the three and six months ended March 25, 2006, respectively, and $0.18 and $0.20 per Common
      Unit for the three and six months ended March 26, 2005, respectively, compared to the computation under FAS 128.

(b)   EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units. Moreover, our revolving credit agreement requires us to use EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA is not a recognized term under generally accepted accounting principles ("GAAP")
      and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP.
      Because EBITDA, as determined by us, excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies. The following table sets forth
      (i) our calculation of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash provided by operating activities:

                                                                  THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                           -------------------------------      -------------------------------
                                                              MARCH 25,         MARCH 26,         MARCH 25,          MARCH 26,
                                                                2006              2005              2006               2005
                                                           -------------      ------------      ------------       ------------

Net income                                                    $ 84,029          $ 65,457         $ 122,244           $ 90,358
Add:
  Provision for income taxes                                        83               109               233                198
  Interest expense, net                                         10,939            10,480            21,506             20,343
  Depreciation and amortization                                  8,898             9,198            17,109             18,317
                                                              --------          --------         ---------           --------
EBITDA                                                         103,949            85,244           161,092            129,216
                                                              --------          --------         ---------           --------
Add / (subtract):
  Provision for income taxes                                       (83)             (109)             (233)              (198)
  Interest expense, net                                        (10,939)          (10,480)          (21,506)           (20,343)
  Gain on disposal of property, plant and equipment, net          (577)             (860)             (621)            (1,067)
  Gain on sale of customer service centers                           -              (976)                -               (976)
  Changes in working capital and other assets
    and liabilities                                            (28,582)          (65,288)          (83,896)          (128,728)
                                                              --------          --------         ---------           --------
Net cash provided by / (used in):
      Operating activities                                    $ 63,768          $  7,531         $  54,836           $(22,096)
                                                              ========          ========         =========           ========
      Investing activities                                    $ (3,303)         $ (5,035)        $  (9,241)          $(12,944)
                                                              ========          ========         =========           ========
      Financing activities                                    $(60,411)         $ (1,443)        $ (43,323)          $ (1,539)
                                                              ========          ========         =========           ========